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                                                                     Exhibit 2.2


                                PROMISSORY NOTE

    $3,000,000                                             Hartford, Connecticut
                                                                October 30, 1998

     FOR VALUE RECEIVED, the undersigned (the "Maker"), promises to pay to DANIELS ENTERPRISES, L.L.C., a Connecticut limited liability company with its principal place of business in Windsor, Connecticut (the "Holder"), the principal sum of Three Million and No/100 Dollars ($3,000,000), with interest on the unpaid principal balance at the rate of five percent (5%) per annum before maturity, together with all costs, disbursements and attorneys' fees incurred in any action to collect this Note. The principal and all accrued interest shall be due and payable in its entirety on January 4, 1999 (the "Maturity Date"). This promissory note shall be secured by an irrevocable standby letter of credit.

     The failure of the Maker to make any payment of principal or interest for a period of ten (10) days after the Holder gives the Maker written notice that such payment is overdue, the filing of a petition in bankruptcy by the Maker or the filing of a petition in bankruptcy against the Maker which is not dismissed within (30) days, shall render the whole of this Note, with interest, immediately due and payable at the option of the Holder hereof.

     THE MAKER OF THIS NOTE ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER
MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHTS TO REQUEST THAT THE HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT THE MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY THE HOLDER. THE MAKER FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF PROTEST, AND NOTICE OF ANY RENEWALS OR EXTENSIONS OF THIS NOTE, AND ALL RIGHTS UNDER ANY STATUTE OF LIMITATIONS, AND AGREES THAT THE TIME FOR PAYMENT OF THIS NOTE MAY BE CHANGED AND EXTENDED AT THE HOLDER'S SOLE DISCRETION, WITHOUT IMPAIRING ITS LIABILITY THEREON. THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS, INCLUDING THE ENFORCEMENT OF RIGHTS AND REMEDIES WITH RESPECT TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY.

     This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.


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                                        Maker:


                                        NEW HORIZONS COMPUTER
                                           LEARNINGS CENTER OF
                                           HARTFORD, INC., a Delaware
                                           corporation

                                        By /s/ Thomas J. Bresnan
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